Exhibit 99.1

NEWS RELEASE
Corporate Offices: 1328 Racine Street Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson

(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2020

FOURTH QUARTER FINANCIAL RESULTS

● Fourth quarter gross profit percent improved 60 basis points year-over-year
● Generated $4.3 million of cash from operating activities during the fourth quarter
● Veth Propulsion sales increased 6.2% for fiscal 2020
● $7.2 million of annualized expense reductions announced in response to the COVID-19 crisis
● Challenging market conditions due to the impacts of the COVID-19 crisis and weaker oil and gas markets

RACINE, WISCONSIN—August 7, 2020 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2020 fourth quarter ended June 30, 2020.

Sales for the fiscal 2020 fourth quarter were $59.4 million, compared to $72.4 million for the same period last year. The 18.0% decrease in 2020 fourth quarter sales was primarily due to continued softness in the Company’s oil and gas markets along with weaker demand for industrial and marine products compared to the same period the prior fiscal year. Despite a difficult global economy, our Veth Propulsion acquisition reported a 6.2% increase in sales for fiscal 2020 and a 26.0% increase compared to the prior fiscal year fourth quarter. This growth reflects the acquisition synergies we have been able to achieve with respect to market penetration and product acceptance in Veth’s non-traditional markets of Asia and North America. For the fiscal 2020 full year, sales were $246.8 million, compared to $302.7 million for fiscal 2019. Foreign currency exchange had a $0.9 million unfavorable impact on fiscal 2020 fourth quarter sales and a $4.8 million unfavorable impact on fiscal 2020 year-to-date sales.

John H. Batten, Chief Executive Officer, commented: “Our six-month backlog at June 30, 2020, was $66.6 million, compared to $87.4 million at March 27, 2020, and $99.6 million at June 30, 2019. By many accounts, fiscal 2020 was one of the most challenging years in Twin Disc’s 102-year history. As the COVID-19 crisis continues impacting demand across many of our global markets, we are focused on managing the actions that are under our control. Throughout our history we have successfully emerged from challenging industry cycles, and I am confident we will come out of the COVID-19 crisis as a stronger and leaner company that is better positioned to compete within our various markets. Across our global manufacturing and distribution operations, our teams have remained dedicated to delivering quality, craftsmanship and innovation to our worldwide customers. I am proud of the response, hard work and commitment of our global employees during this challenging period.”

Mr. Batten continued: “In response to the COVID-19 crisis and the severe impact the pandemic is having on many of our global markets, we are taking aggressive actions to reduce expenses, while focusing on initiatives that improve Twin Disc’s efficiency, productivity, and cost structure. As a result, we recently announced $7.2 million of annualized expense reductions primarily impacting our domestic operations. Simultaneously, we have pursued strategies to limit the capital requirements of our business, improve manufacturing efficiency, reduce costs, and diversify our geographic footprint and end-market concentration, while enhancing the quality and reliability of Twin Disc’s products. On August 1, 2020, we opened our new manufacturing facility in Lufkin, TX. As this facility ramps up production, we believe it will further improve our manufacturing and logistic capabilities, while concentrating resources closer to many of our end customers.”

Gross profit percent for the fiscal 2020 fourth quarter was 23.3%, compared to 22.7% in the fiscal 2019 fourth quarter. The 60 basis point increase in gross profit margin percentage for the fiscal 2020 fourth quarter compared to the fiscal 2019 fourth quarter was primarily due to the positive impact of targeted cost reduction initiatives on certain key products, along with a global focus on cost containment. For the fiscal 2020 full year, gross profit was 22.6%, compared to 29.6% for the fiscal 2019 full year.

For the fiscal 2020 fourth quarter, marketing, engineering and administrative (ME&A) expenses decreased $1.2 million to $15.1 million, compared to $16.3 million for the fiscal 2019 fourth quarter. The 7.1% decrease in ME&A expenses in the quarter was primarily due to reduced professional fees ($0.6 million), reduced domestic salaries ($0.4 million), reduced corporate travel ($0.2 million), reduced marketing activities ($0.2 million) and general cost containment actions ($0.3 million). These decreases were partially offset by an increase to amortization expense due to a change in assumptions ($0.5 million). As a percent of revenues, ME&A expenses were 25.5% for the fiscal 2020 fourth quarter, compared to 22.5% for the same period last fiscal year. For the fiscal 2020 full year, ME&A expenses decreased $8.3 million, or (11.6%), to $63.2 million, compared to $71.5 million for the fiscal 2019 full year. As a percent of revenues, for the fiscal 2020 full year, ME&A expenses increased to 25.6%, compared to 23.6% for the fiscal 2019 full year.

Twin Disc recorded restructuring charges of $0.2 million in the fiscal 2020 fourth quarter, compared to restructuring charges of $0.4 million in the same period last fiscal year. Restructuring activities during the fiscal 2020 fourth quarter related primarily to cost reduction and productivity actions at the Company’s European operations. For the fiscal 2020 full year, the Company recorded restructuring charges of $5.1 million, compared to $1.2 million for the fiscal 2019 full year.

During the fiscal 2020 third quarter, the Company recorded a $27.6 million non-cash goodwill and long-lived asset impairment charge related to the unprecedented uncertainty in the Company’s markets due to the global COVID-19 pandemic, along with an historic decline in oil prices impacting the global energy market.

The effective tax rate for fiscal 2020 was 9.5% compared to 25.6% for fiscal 2019. Under the Tax Cuts and Jobs Act, a company is prohibited from recognizing certain foreign global intangible low taxed income (“GILTI”) deductions and credits when in a domestic loss position, but is required to include the foreign GILTI income inclusions. The $5.8 million GILTI inclusion and deemed taxes decreased the fiscal 2020 rate by 2.8%. The Company determined that the carrying value of certain goodwill and intangibles exceeded their fair value and a $27.6 million impairment loss was recorded in the third fiscal quarter, resulting in a decrease to the effective tax rate of 13.3%. Income generated in foreign jurisdictions and other tax preference items also impacted the rate.

Net loss attributable to Twin Disc for the fiscal 2020 fourth quarter was $(1.8 million), or $(0.13) per share, compared to a net loss of $(0.8 million), or $(0.06) per share, for the fiscal 2019 fourth quarter. For the fiscal 2020 full year, net loss attributable to Twin Disc was $(39.8 million), or $(3.03) per diluted share, compared to net income of $10.7 million, or $0.83 per diluted share for the fiscal 2019 full year.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $1.3 million for the fiscal 2020 fourth quarter, compared to $2.9 million for the fiscal 2019 fourth quarter. For the fiscal 2020 full year, EBITDA was a negative $(30.2 million) compared to EBITDA of $29.9 million for the fiscal 2019 full year.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “Throughout the COVID-19 crisis we have aggressively eliminated expenses and aligned our cost structure with expected sales, while focusing on strengthening our balance sheet and reducing working capital levels. For fiscal year 2020 we generated $9.6 million of cash from operating activities, including $4.3 million of cash from operating activities during the fiscal 2020 fourth quarter. Working capital at June 30, 2020 was $107.2 million, compared to $127.3 million at June 30, 2019. Inventory reduction efforts contributed $5.3 million to this year-over-year improvement. We have deferred all non-essential spending and capital expenditures to conserve cash until the economic environment becomes clearer, and currently expect to invest $7 million to $9 million in capital expenditures during fiscal 2021.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Friday, August 7, 2020. To participate in the conference call, please dial 866-548-4713 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. August 7, 2020, until midnight August 14, 2020. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 7300177.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the webcast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Risk factors also include the effects of the COVID-19 pandemic, and any impact the COVID-19 pandemic may have on the Company’s business operations, as well as its impact on general economic and financial market conditions.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation, and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (loss) INCOME (In thousands, except per-share data; unaudited)

	Quarter Ended		Year Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net sales	$59,376	$72,447	$246,838	$302,663
Cost of goods sold	45,564	55,996	191,130	213,022
Gross profit	13,812	16,451	55,708	89,641

Marketing, engineering and administrative expenses	15,111	16,272	63,218	71,541
Restructuring expenses	237	441	5,138	1,179
Goodwill and other asset impairment charge	-	-	27,603	-
Other operating income	-	(220)	-	(1,577)
(Loss) income from operations	(1,536)	(42)	(40,251)	18,498

Interest expense	536	344	1,860	1,927
Other expense, net	11	456	1,629	2,064
	547	800	3,489	3,991
(Loss) income before income taxes and noncontrolling interest	(2,083)	(842)	(43,740)	14,507
Income tax expense (benefit)	(447)	(69)	(4,169)	3,711

(Loss) income	(1,636)	(773)	(39,571)	10,796
Less: Net earnings attributable to noncontrolling interest, net of tax	(124)	(49)	(246)	(123)
Net (loss) income attributable to Twin Disc	$(1,760)	$(822)	$(39,817)	$10,673

Net (loss) income per share data:
Basic (loss) income per share attributable to Twin Disc common shareholders	$(0.13)	$(0.06)	$(3.03)	$0.84
Diluted (loss) income per share attributable to Twin Disc common shareholders	$(0.13)	$(0.06)	$(3.03)	$0.83

Weighted average shares outstanding data:
Basic shares outstanding	13,175	12,991	13,153	12,571
Diluted shares outstanding	13,175	12,991	13,153	12,682

Comprehensive income:
Net (loss) income	$(1,636)	$(773)	$(39,571)	$10,796
Benefit plan adjustments, net of taxes	(4,373)	(5,548)	(1,675)	(4,121)
Foreign currency translation adjustment	1,649	546	(966)	(2,671)
Unrealized loss on cash flow hedge, net of taxes	(16)	(509)	(595)	(509)
Comprehensive (loss) income	(4,376)	(6,284)	(42,807)	3,495
Less: Comprehensive income attributable to noncontrolling interest	(134)	(46)	(266)	(98)
Comprehensive (loss) income attributable to Twin Disc	$(4,510)	$(6,330)	$(43,073)	$3,397

Reconciliation of Consolidated net (loss) INCOME to EBITDA (In thousands; unaudited)

	Quarter Ended		Year Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net (loss) income attributable to Twin Disc	$(1,760)	$(822)	$(39,817)	$10,673
Interest expense	536	344	1,860	1,927
Income taxes	(447)	(69)	(4,169)	3,711
Depreciation and amortization	3,008	3,415	11,925	13,612
Earnings (loss) before interest, taxes, depreciation and amortization	$1,337	$2,868	$(30,201)*	$29,923

* Includes $27.6 million impairment charge recorded in the third quarter of fiscal 2020.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	June 30,	June 30,
	2020	2019
ASSETS
Current assets:
Cash	$10,688	$12,362
Trade accounts receivable, net	30,682	44,013
Inventories	120,607	125,893
Prepaid expenses	5,269	11,681
Other	6,739	8,420
Total current assets	173,985	202,369

Property, plant and equipment, net	72,732	71,258
Goodwill, net	-	25,954
Deferred income taxes	24,445	18,178
Intangible assets, net	18,973	25,353
Other assets	3,992	3,758

TOTAL ASSETS	$294,127	$346,870

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$4,691	$2,000
Accounts payable	25,663	31,468
Accrued liabilities	36,380	41,646

Total current liabilities	66,734	75,114

Long-term debt	37,896	40,491
Lease obligations	13,495	12,646
Accrued retirement benefits	27,938	25,878
Deferred income taxes	5,501	7,429
Other long-term liabilities	2,605	2,494

Total liabilities	154,169	164,052

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 14,632,802; no par value	42,756	45,047
Retained earnings	156,655	196,472
Accumulated other comprehensive loss	(41,226)	(37,971)
	158,185	203,548
Less treasury stock, at cost(1,226,809 and 1,392,524 shares, respectively)	18,796	21,332

Total Twin Disc shareholders' equity	139,389	182,216

Noncontrolling interest	569	602
Total equity	139,958	182,818

TOTAL LIABILITIES AND EQUITY	$294,127	$346,870

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)

	For the Year Ended
	June 30, 2020	June 30, 2019

Cash flows from operating activities:
Net (loss) income	$(39,571)	$10,796
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation and amortization	11,925	9,335
Goodwill and other impairment charge	27,603	-
Amortization of inventory fair value step-up	-	4,277
Stock compensation expense	1,158	2,591
Restructuring of operations	2,269	-
Gain on sale of Mill Log	-	(768)
Gain on contingent consideration of Veth Propulsion acquisition	-	(809)
Provision for deferred income taxes	(8,072)	6,846
Other, net	258	84
Net change in operating assets and liabilities	14,048	(37,813)
Net cash provided (used) by operating activities	9,618	(5,461)

Cash flows from investing activities:
Capital expenditures	(10,699)	(11,979)
Acquisition of Veth Propulsion, less cash acquired	-	(60,195)
Proceeds from sale of plant assets	137	239
Proceeds from sale of Mill Log business	-	5,158
Proceeds from life insurance policy	102	101
Other, net	(159)	(233)
Net cash used by investing activities	(10,619)	(66,909)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	-	32,210
Borrowings under long-term debt agreement	8,200	44,480
Borrowings under revolving loan agreement	99,262	147,854
Repayments under revolving loan agreement	(105,065)	(129,548)
Repayments of long-term borrowings	(2,241)	(24,752)
Payments of withholding taxes on stock compensation	(913)	(1,005)
Dividends paid to noncontrolling interest	(298)	(115)
Proceeds from exercise of stock options	-	36
Net cash (used) provided by financing activities	(1,055)	69,160

Effect of exchange rate changes on cash	382	401

Net change in cash	(1,674)	(2,809)

Cash:
Beginning of year	12,362	15,171

End of year	$10,688	$12,362